                                                                    EXHIBIT 23.3


                       CONSENT OF DEGOLYER AND MACNAUGHTON

         We hereby consent to the reference to our firm in your Annual Report on Form 10-K of Range Resources Corporation for the year ended December 31, 1999, to which this consent is an exhibit. We also consent to the incorporation of information contained in our "Appraisal Report as of December 31, 1999, of Certain Interests owned by Range Resources Corporation," provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.




                                               DEGOLYER AND MACNAUGHTON


Dallas, Texas
February 28, 2001

                                       74